Exhibit 99.1

Helen of Troy Announces Agreement to Acquire to Acquire Drybar® Prestige Hair Care Products

•	Adds fast-growing, award-winning prestige haircare products platform to its Leadership Brand portfolio

•	Expected to be immediately accretive to sales growth rate, gross profit margin, adjusted EBITDA margin, adjusted diluted EPS and cash flow from operations

•	Helen of Troy to hold a conference call at 11:00 a.m. ET today

EL PASO, TEXAS -- Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home, and beauty products, today announced that the company has entered into a denitive agreement to acquire Drybar Products LLC, which includes the Drybar trademark and other intellectual property assets associated with Drybar’s products, as well as certain related production assets and working capital. Drybar is a fast-growing, innovative, trendsetting prestige hair care and styling brand in the multi-billion-dollar beauty industry. As part of the transaction, Helen of Troy will grant a worldwide license to Drybar Holdings LLC, the owner and long-time operator of Drybar blowout salons, to use the Drybar trademark in their continued operation of Drybar salons. The acquisition is expected to close by January 31, 2020, subject to customary closing conditions, including regulatory approvals.

We believe that the Drybar Products acquisition is an excellent fit with our strategic goal of investing in businesses that can accelerate profitable growth in categories where we can add value and leverage our scalable operating platform. The total purchase consideration is expected to be approximately $255 million in cash, subject to certain customary closing adjustments. This implies a pre-synergy multiple of less than 13x estimated calendar year 2019 adjusted EBITDA1, which compares favorably to Helen of Troy’s current Enterprise Value (EV)2/TTM adjusted EBITDA3 multiple of approximately 16.4x. Calendar year 2019 net sales revenue is expected to be $64 - $66 million. The acquisition is expected to be immediately accretive to our consolidated sales growth rate, gross profit margin, adjusted EBITDA margin4, adjusted diluted EPS5, and cash flow from operations. We expect it to be even more accretive to the Beauty segment on comparable operating measures. Due to our strong cash flow generation in the second half of the fiscal year, we expect to end fiscal 2020 with a post-acquisition pro forma debt/adjusted EBITDA ratio6 just slightly above the pre-acquisition debt/adjusted EBITDA ratio we reported at the end of the second quarter ended August 31, 2019.

“We are delighted to announce that we have entered into an agreement to acquire Drybar Products, which will add a highly-respected and fast-growing brand to our Beauty business, and an 8th Leadership Brand to Helen of Troy’s portfolio,” said Helen of Troy CEO Julien Mininberg. “Drybar products are winning in the prestige category with premium appliances, liquids, and accessories that resonate with a wealthier, on-trend consumer demographic for use at home and by stylists. The business has more than doubled in size since 2016 and continues to grow at a healthy double-digit rate across a wide array of retailers including ULTA, Sephora, Nordstrom’s, Macy’s, and of course, Drybar salons.”

Mr. Mininberg continued, “Strategically, we believe Drybar Products is an excellent fit with Helen of Troy. Drybar will complement our Revlon and HOT Tools products, allowing our brands to resonate with consumers and professionals across the good, better, and best segments. We believe there is excellent upside potential for Drybar Products and we expect to capitalize on our expertise in beauty, appliances, new product development, sales, marketing, category development, and international. Additionally, once we complete the necessary integration activities, we expect to add further value to the business and achieve meaningful synergies by leveraging Helen of Troy’s highly capable shared services through our global sourcing, distribution and back office capabilities.”

“We believe Helen of Troy’s license to Drybar Holdings will create a powerful business relationship that will strengthen the brand’s moat in the industry. Helen of Troy plans to further improve and expand the products business, while Drybar Holdings plans to build out its salon footprint and maintain an exceptional consumer experience. The salons, which feature professional stylists who demonstrate and recommend Drybar products thousands of times a day to a growing clientele, will exclusively use, promote, and sell our Drybar products globally. We are also very pleased to welcome the Drybar products team to the Helen of Troy family at the closing of the acquisition, including its leader, John Heffner.”

Mr. Heffner, on behalf of Drybar Holdings LLC, said, “Over the last ten years, Drybar has led a disruption of the traditional salon industry through its market-leading, blowout-only salons and highly successful prestige products. At Drybar, we focus on one thing only—blowouts—and we make sure we are the best at it whether it is with our salon services or the fantastic line up of products that we sell to help our customers re-create or maintain their Drybar look at home. As we look towards the future, I could not be more pleased to join Helen of Troy Beauty and Drybar Holdings could not be more pleased to join forces with Helen of Troy.”

Conference Call and Webcast

The Company will conduct a teleconference in conjunction with today’s announcement of the acquisition. The teleconference begins at 11:00 a.m. Eastern Time, Thursday, December 19, 2019. Institutional investors and analysts interested in participating in the call are invited to dial (877) 407-9716 approximately ten minutes before the start of the call. The conference call will also be webcast live at: www.investor.hotus.com, Events and Presentations. An investor presentation is also posted to the website. A telephone replay of this call will be available at 2:00 p.m. Eastern Time on Thursday, December 19, 2019, until 11:59 p.m. Eastern Time on Thursday, December 26, 2019 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13697479.

A replay of the webcast will remain available on the website for 60 days.

Non-GAAP Financial Measures

The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP financial measures, such as adjusted diluted EPS, EBITDA (earnings before interest, taxes, depreciation and amortization), adjusted EBITDA, adjusted EBITDA margin, EV/adjusted EBITDA, and post-acquisition proforma debt/adjusted EBITDA ratio.

1.
Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash asset impairment charges, restructuring charges, acquisition-related expenses, and non-cash share-based compensation.

2.	Enterprise Value (EV) is defined as market capitalization, plus total debt, less cash and cash equivalents.

3.	Trailing twelve month (TTM) adjusted EBITDA is for the twelve-month period ended August 31, 2019, our most recently reported quarter.

4.	Adjusted EBITDA margin is defined as adjusted EBITDA divided by net sales revenue.

5.
Adjusted diluted EPS is defined as net income as reported under GAAP excluding the following items net of their applicable tax effects: non-cash asset impairment charges, restructuring charges, amortization of intangible assets, acquisition-related expenses, and non-cash share-based compensation, as applicable, divided by the weighted average shares of common stock outstanding plus the effect of dilutive securities.

6.
Post-acquisition proforma debt/adjusted EBITDA ratio is defined as the estimated debt at the end of fiscal 2020 after giving effect to the acquisition, divided by Helen of Troy’s estimated fiscal 2020 pre-acquisition adjusted EBITDA plus the CY19 expected proforma adjusted EBITDA of the acquisition, as allowed by our applicable debt covenants.

About Helen of Troy Limited

Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, and Hot Tools. All trademarks herein belong to Helen of Troy Limited (or its affiliates) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.hotus.com/

Forward Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 28, 2019, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, the Company's ability to deliver products to its customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, the Company's relationships with key customers and licensors, its dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, its dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding any proposed restructurings, its recent and future acquisitions or divestitures, including its ability to realize anticipated cost savings, synergies and other benefits along with its ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, foreign currency exchange rate fluctuations, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, its dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, labor and energy on cost of goods sold and certain operating expenses, the risks associated with significant tariffs or other restrictions on imports from China or any retaliatory trade measures taken by China, the geographic concentration and peak season capacity of certain U.S. distribution facilities increases its exposure to significant shipping disruptions and added shipping and storage costs, its projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, its ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to its liquidity as a result of changes to capital and credit market conditions, limitations under its financing arrangements and other constraints or events that impose constraints on its cash resources and ability to operate its business, the costs, complexity and challenges of upgrading and managing its global information systems, the risks associated with cybersecurity and information security breaches, the risks associated with global legal developments regarding privacy and data security could result in changes to our business practices, penalties, increased cost of operations, or otherwise harm our business, the risks associated with product recalls, product liability, other claims, and related litigation against us, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, and laws relating to environmental policy, personal data, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, its ability to continue to avoid classification as a controlled foreign corporation, and legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition could adversely affect our operations. The Company undertakes no obligation to publicly update or revise any forward-looking statements as a result of new information, future events or otherwise.

SELECTED OTHER DATA
Trailing Twelve Month (TTM) Adjusted EBITDA
Reconciliation of Non-GAAP Financial Measures - Consolidated EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Consolidated Adjusted EBITDA
(Unaudited)
(in thousands)

	Three Months Ended				Trailing Twelve Months Ended August 31, 2019
	November 30, 2018	February 28, 2019	May 31, 2019	August 31, 2019
Operating income, as reported (GAAP)	$61,296	$44,096	$47,207	$54,520	$207,119
Depreciation and amortization, excluding amortized interest	7,195	7,437	7,767	8,349	30,748
Non-operating income, net	15	165	132	89	401
EBITDA (non-GAAP)	68,506	51,698	55,106	62,958	238,268
Add: Restructuring charges	25	977	619	430	2,051
Non-cash share-based compensation	6,016	5,024	7,604	6,381	25,025
Adjusted EBITDA (non-GAAP)	$74,547	$57,699	$63,329	$69,769	$265,344

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200